UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2021

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.02. Termination of a Material Definitive Agreement.

Repayment of Paycheck Protection Program Promissory Note

As previously disclosed, on April 20, 2020, FuelCell Energy, Inc. (the “Company”) entered into a Paycheck Protection Program Promissory Note, dated April 16, 2020 (the “PPP Note”), evidencing a loan to the Company from Liberty Bank under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), administered by the Small Business Administration (the “SBA”). Pursuant to the PPP Note, the Company received total loan proceeds of approximately $6.5 million on April 24, 2020 (the “PPP Loan”).

The PPP Note was scheduled to mature on April 16, 2022, had a 1.00% per annum interest rate, and was subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020 (the “PPP Flexibility Act”). Monthly principal and interest payments, less the amount of any potential forgiveness (as discussed below), commenced on November 16, 2020. The Company did not provide any collateral or guarantees for the PPP Note, nor did the Company pay any facility charge to obtain the PPP Note. The PPP Note could be prepaid at any time with no prepayment penalties.

Under the requirements of the CARES Act, as amended by the PPP Flexibility Act, the proceeds could only be used for the Company’s eligible payroll costs (with salary capped at $100,000 on an annualized basis for each employee), rent, mortgage interest and utilities, in each case paid during the 24-week period following disbursement. The PPP Loan may have been fully forgiven if (i) proceeds were used to pay eligible payroll costs, rent, mortgage interest and utilities and (ii) full-time employee headcount and salaries were either maintained during the 24-week period following disbursement or restored by December 31, 2020. If not so maintained or restored, any forgiveness of the PPP Loan would have been reduced in accordance with the regulations issued by the SBA. All of the proceeds of the PPP Note were used by the Company to pay eligible payroll costs, and the Company maintained its headcount and otherwise complied with the terms of the PPP Note.

As required by Orion Energy Partners Investment Agent, LLC and its affiliated lenders (collectively, “Orion”) under the Company’s (now former) senior secured credit facility, the Company applied for forgiveness of the PPP Loan in October 2020.  However, with the repayment in full of all amounts owed to Orion in December 2020, the Company is no longer required to pursue forgiveness of the PPP Loan. Additionally, since the time of the application for forgiveness, the Company’s financial circumstances have changed substantially, such that the Company is no longer in need of forgiveness of the PPP Loan. Accordingly, on February 11, 2021, the Company withdrew its application for forgiveness and repaid all amounts outstanding under the PPP Note, which totaled approximately $6.57 million, and included approximately $52 thousand in interest.

Other Relationship between the Company and Liberty Bank

The Company has an existing relationship with Liberty Bank that is unrelated to the PPP Loan, through the Company’s affiliate Bridgeport Fuel Cell, LLC, which, on May 9, 2019, entered into a Credit Agreement with Liberty Bank, as Administrative Agent and Co-Lead Arranger, to fund the acquisition of the Bridgeport Fuel Cell Park.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: February 11, 2021	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer and Treasurer